Exhibit 10.2

CRAY INC.

2013 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the Cray Inc. 2013 Equity Incentive Plan (the “Plan”) will have the same meanings in the Notice of Stock Option Grant and any electronic representation of the Notice of Global Stock Option Grant established and maintained by Cray Inc. (“Cray”) or a third party designated by Cray (the “Notice”).

Name:

Address:

You (“Participant”) have been granted an option to purchase shares of Common Stock of Cray under the Plan subject to the terms and conditions of the Plan, the Notice and the Stock Option Award Agreement (the “Option Agreement”), including any special terms imposed by the Committee for non U.S. jurisdictions.

Grant Number:

Date of Grant:

Vesting Commencement Date:

Exercise Price per Share:

Total Number of Shares:

Type of Option:	Non-Qualified Stock Option

Incentive Stock Option

Expiration Date:	, 20 ; The Option expires earlier in the event of Participant’s Termination, as described in the Option Agreement.

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Option Agreement, the Option will vest and may be exercised, in whole or in part, in accordance with the following schedule:

[Insert applicable vesting schedule]

[Include for performance awards: The number of Options that Participant will have vested in pursuant to the performance targets set forth above will be determined by Cray and certified by the Compensation Committee of the Board.]

[In the case of Disability or death, the entire option shall immediately vest.]

Acceptance:	Participant must note Participant’s acceptance of the Option at the Fidelity Net Benefits web site: 401k.fidelity.com. By Participant’s acceptance of the Option at the Fidelity Net Benefits web site, Participant acknowledges and agrees that:

Participant understands that Participant’s employment or consulting relationship or service with Cray or a Parent or Subsidiary is for an unspecified duration, can be terminated at any time (i.e., is at will), except where otherwise prohibited by applicable law and that nothing in the Notice, the Option Agreement or the Plan changes the nature of that relationship. Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event that Participant’s service status changes between full and part time status in accordance with Cray policies relating to work schedules and vesting of awards. Participant acknowledges that the vesting of the Options pursuant to the Notice is earned only by continuing service as an Employee, Director or Consultant of Cray or a Parent or Subsidiary. Participant also understands that the Notice is subject to the terms and conditions of both the Option Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Option Agreement and the Plan. By accepting the Option, Participant consents to the electronic delivery as set forth in the Option Agreement.

How to Exercise and Sell:	In connection with the requirements set forth in Section 4(b) of the Option Agreement, Participant must exercise Participant’s Options through the Fidelity web site: 401k.fidelity.com

Participant may sell Participant’s underlying shares through the Fidelity web site or have Participant’s shares transferred to Participant’s stockbroker and sell through Participant’s stockbroker. The fees for selling vary among stockbrokers but may be less expensive than the fees charged by Fidelity.

CRAY INC.

2013 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

Unless otherwise defined in this Stock Option Award Agreement (this “Option Agreement”), any capitalized terms used herein will have the meaning ascribed to them in the Cray Inc. 2013 Equity Incentive Plan (the “Plan”).

Participant has been granted an option to purchase Shares (the “Option”) of Cray Inc. (“Cray”), subject to the terms and conditions of the Plan, the Notice of Stock Option Grant (the “Notice”) and this Option Agreement, including any special terms imposed by the Committee for non U.S. jurisdictions.

1. Vesting Rights. Subject to the applicable provisions of the Plan and this Option Agreement, the Option may be exercised, in whole or in part, in accordance with the schedule set forth in the Notice.

2. Grant of Option. The Participant named in the Notice has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share in U.S. dollars set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail. If designated in the Notice as an Incentive Stock Option (“ISO”), the Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if the Option is intended to be an ISO, to the extent that it exceeds the U.S. $100,000 rule of Code Section 422(d) it will be treated as a Nonqualified Stock Option.

3. Termination Period.

(a) General Rule. Except as provided below, and subject to the Plan, the Option may be exercised for three months after Participant’s Termination. In no event will the Option be exercised later than the Expiration Date set forth in the Notice.

(b) Death; Disability. Unless provided otherwise in the Notice, upon Participant’s Termination by reason of his or her death or “permanent and total disability” as described in the Plan, or if a Participant dies within three months of the Termination Date, the Option may be exercised for twelve months after the Termination Date, provided that in no event will the Option be exercised later than the Expiration Date set forth in the Notice. Unless provided otherwise in the Notice, upon Participant’s Termination by reason of his or her Disability (other than a “permanent and total disability”), the Option may be exercised for twelve months after the Termination Date, provided that in no event will the Option be exercised later than the Expiration Date set forth in the Notice.

(c) Cause. Upon Participant’s Termination for Cause (as defined in the Plan), the Option will expire on such date of Participant’s Termination Date.

(d) Termination. For purposes of this Option, Participant’s service will be considered terminated as of the date Participant is no longer providing services to Cray, its Parent or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”). The Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option (including whether Participant may still be considered to be providing services while on an approved leave of absence). Unless otherwise provided in this Agreement or determined by Cray, Participant’s right to vest in the Option under the Plan, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Participant’s period of services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Following the Termination Date, Participant may exercise the Option only as set forth in the Notice and this Section, provided that the period (if any) during which Participant may exercise the Option after the Termination Date, if any, will commence on the date Participant ceases to provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s employment agreement, if any. If Participant does not exercise the Option within the termination periods set forth in this Section, the Option shall terminate in its entirety. In no event, may the Option be exercised after the Expiration Date of the Option as set forth in the Notice.

4. Exercise of Option.

(a) Right to Exercise. The Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Option Agreement. In the event of Participant’s death, Disability, Termination for Cause or other Termination, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Option Agreement.

(b) Method of Exercise. The Option is exercisable by delivery of an exercise notice (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by Cray pursuant to the provisions of the Plan. The Exercise Notice will be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to Cray or other person designated by Cray. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all the Exercised Shares together with any Tax-Related Items (as defined in Section 8(a) below). The Option will be deemed to be exercised upon receipt by Cray of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any Tax-Related Items.

(c) No Shares will be issued pursuant to the exercise of the Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) cash;

(b) check;

(c) a “broker-assisted” or “same-day sale” (as described in Section 11(d) of the Plan); or

(d) other method authorized by the Committee or permitted under the Plan.

6. Non-Transferability of Option. The Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by Participant or unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Participant.

7. Term of Option. The Option will in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Participant is a Ten Percent Stockholder as described in Section 5.3 of the Plan).

8. Tax Consequences.

(a) Exercising the Option. Participant acknowledges that, regardless of any action taken by Cray or a Parent or Subsidiary employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by Cray or the Employer. Participant further acknowledges that Cray and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that Cray and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to Cray and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes Cray and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from Participant’s wages or other cash compensation paid to Participant by Cray and/or the Employer; or

(ii)	withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by Cray (on Participant’s behalf pursuant to this authorization) without further consent; or

(iii)	withholding in Shares to be issued upon exercise of the Option, provided Cray only withholds from the amount of Shares necessary to satisfy the minimum statutory withholding amount; or

(iv)	any other arrangement approved by the Committee.

Depending on the withholding method, Cray may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares issued upon exercise of the Options; notwithstanding that a number of the Shares are held back solely for the purpose of paying Tax-Related Items. The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against Tax-Related Items withholding.

Finally, Participant agrees to pay to Cray or the Employer any amount of Tax-Related Items that Cray or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. Cray may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with Tax-Related Items.

(b) Notice of Disqualifying Disposition of ISO Shares. For U.S. taxpayers, if Participant sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, Participant will immediately notify Cray in writing of such disposition. Participant agrees that he or she may be subject to income tax withholding by Cray on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to Participant.

9. Nature of Grant. By accepting the Option, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by Cray, it is discretionary in nature, and may be amended, suspended or terminated by Cray at any time, to the extent permitted by the Plan;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c) all decisions with respect to future Option or other grants, if any, will be at the sole discretion of Cray;

(d) the Option grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or service contract with Cray, the Employer or any Parent or Subsidiary;

(e) Participant is voluntarily participating in the Plan;

(f) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(g) the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(i) if the underlying Shares do not increase in value, the Option will have no value;

(j) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(k) no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Participant’s Termination, and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against Cray, any Parent or Subsidiary or the Employer, waives his or her ability, if any, to bring any such claim, and releases Cray, any Parent or Subsidiary and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l) unless otherwise provided in the Plan or by Cray in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(m) the following provisions apply only if Participant is providing services outside the United States:

(i)	the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii)	Participant acknowledges and agrees that neither Cray, the Employer nor any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

10. No Advice Regarding Grant. Cray is not providing any tax, legal or financial advice, nor is Cray making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, Cray and any Parent or Subsidiary of for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that Cray and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Cray, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC or its affiliates or such other stock plan service provider as may be selected by Cray in the future, which is assisting Cray with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes Cray, Fidelity Stock Plan Services, LLC and its affiliates, and any other possible recipients which may assist Cray (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that Cray would not be able to grant Participant options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12. Language. If Participant has received this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. Notwithstanding any provisions in this Option Agreement, the Option will be subject to any special terms and conditions imposed by the Committee for non U.S. jurisdictions.

13. Imposition of Other Requirements. Cray reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares purchased upon exercise of the Option, to the extent Cray determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

14. Acknowledgement. Cray and Participant agree that the Option is granted under and governed by the Notice, this Option Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

15. Entire Agreement; Enforcement of Rights. This Option Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement. The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.

16. Compliance with Laws and Regulations. The issuance of Shares and any restriction on the sale of Shares will be subject to and conditioned upon compliance by Cray and Participant with all applicable state, federal and local laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which Cray’s Shares may be listed or quoted at the time of such issuance or transfer.

17. Severability. If one or more provisions of this Option Agreement are held to be unenforceable, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Option Agreement, (ii) the balance of this Option Agreement will be interpreted as if such provision were so excluded and (iii) the balance of this Option Agreement will be enforceable in accordance with its terms.

18. Governing Law and Venue. This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

Any and all disputes relating to, concerning or arising from this Option Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Option Agreement, will be brought and heard exclusively in the United States District Court for the Western District of Washington or the Washington Superior Court, King County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

19. No Rights as Employee, Director or Consultant. Nothing in this Option Agreement will affect in any manner whatsoever the right or power of Cray, or a Parent or Subsidiary, to terminate Participant’s service, for any reason, with or without Cause.

20. Consent to Electronic Delivery of all Plan Documents and Disclosures. By Participant’s signature and the signature of Cray’s representative on the Notice, Participant and Cray agree that the Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Option Agreement. Participant has reviewed the Plan, the Notice and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice, and fully understands all provisions of the Plan, the Notice and this Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Option Agreement. Participant further agrees to notify Cray upon any change in the residence address indicated on the Notice. By acceptance of the Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by Cray or a third party designated by Cray and consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of Cray, and all other documents that Cray is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to Cray intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at Cray’s discretion. Participant acknowledges that Participant may receive from Cray a paper copy of any documents delivered electronically at no cost if Participant contacts Cray by telephone, through a postal service at 901 Fifth Avenue, Suite 1000, Seattle, Washington, 98164 or electronic mail or other electronic medium. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to Cray or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying Cray of such revised or revoked consent by telephone, postal service at 901 Fifth Avenue, Suite 1000, Seattle, Washington, 98164 or electronic mail or other electronic medium. Finally, Participant understands that Participant is not required to consent to electronic delivery.